LA JOLLA PHARMACEUTICAL ANNOUNCES OUTCOME OF RECENT FDA DISCUSSIONS

SAN DIEGO, March 14, 2005 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that, based on the outcome of a meeting with the United States Food and Drug Administration (FDA) on March 11, 2005, its treatment for lupus renal disease, Riquent® (abetimus sodium), is unlikely to receive an accelerated approval under the FDA’s Subpart H regulation. The Company plans to continue the ongoing clinical benefit trial and expects to continue discussions with the FDA about ways to enhance the trial, including, as previously announced, the addition of a higher dose to the study.

This decision follows a number of meetings with the FDA since October 2004, when the Company received an Approvable Letter from the FDA for Riquent. The Approvable Letter indicated that an additional trial demonstrating clinical benefit would be required prior to approval of Riquent and that the Company’s ongoing trial, initiated in August 2004, would appear to satisfy this requirement.

“We are disappointed that the FDA determined that accelerated approval is not applicable to the approval of Riquent,” stated Steve Engle, Chairman and CEO of La Jolla Pharmaceutical Company. “We recognize the urgent need for safer and more effective treatments for lupus patients, as no new drugs have been approved for this disease in the United States in almost 40 years.”

Conference Call

The Company will host a conference call today, March 14, 2005, at 4:30 p.m. Eastern/1:30 p.m. Pacific Time. The dial-in number is (800) 561-2601 for U.S. callers and (617) 614-3518 for international callers. The participant passcode is 50607992. A audio webcast of the conference call will be available later today through La Jolla Pharmaceutical’s Web site at www.ljpc.com and will be archived for seven days. A replay of the conference call can be accessed for approximately one week by dialing (888) 286-8010 (US) or (617) 801-6888 (International). The passcode for the replay is 97997231.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any additional trial or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2004, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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